UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/05/2006

GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-16611

Delaware	04-2958132
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

935 First Avenue
King of Prussia, PA 19406
(Address of principal executive offices, including zip code)

610-265-3229
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 5, 2006, GSI Commerce, Inc. ("GSI" or the "Registrant") named Michael R. Conn, formerly Senior Vice President, Corporate Development, as Senior Vice President, Finance and Chief Financial Officer, and Jordan M. Copland, formerly Chief Financial Officer, as Executive Vice President, Strategic Development. A copy of the Registrant's press release announcing these management changes, which appears as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Michael Conn, 35, has served as GSI's Senior Vice President, Corporate Development from July 2004 through January 2006, Senior Vice President, Business Development from June 2000 through July 2004 and Senior Vice President of Strategic Development from February 1999 through June 2000. From June 1993 to February 1999, Mr. Conn served most recently as Vice President, Research at Gruntal & Co. L.L.C., an investment banking firm based in New York, New York. Mr. Conn received a B.S. degree in Finance from Boston University.

Mr. Conn is an at-will employee receiving an annual base salary of $250,000 for fiscal 2005. Subject to entering into an employment agreement with the Company, Mr. Conn will be paid $300,000 annually, effective as of January 1, 2006. Mr. Conn is also entitled to receive an automobile allowance of $500 per month and to participate in all GSI employee benefit plans or programs that are offered generally to similarly situated GSI employees.

Item 9.01.    Financial Statements and Exhibits

99.1    Press Release, dated January 6, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

Date: January 05, 2006	By:	/s/ Michael G. Rubin
Michael G. Rubin
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release